Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sirenza Microdevices, Inc. for the registration of $75,000,000 in the aggregate of shares of common stock, shares of preferred stock, depositary shares, warrants and debt securities and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 30, 2004